                                                                EXHIBIT 10(r)*

                             SETTLEMENT AGREEMENT
                             --------------------


        This Settlement Agreement is made as of the 25th day of November, 1994 by and between Bird Corporation ("Bird"), a Massachusetts corporation with its principal place of business in Dedham, Massachusetts, and William A. Krivsky ("Krivsky"), an individual residing in Sharon, Massachusetts.

        WHEREAS, Krivsky was employed by Bird for approximately eight years, during which time he served as an officer of Bird and certain of its affiliates;

        WHEREAS, on August 5, 1994, Bird terminated Krivsky's employment with Bird (the "Termination Date");

        WHEREAS, Bird and Krivsky have. disagreed as to the terms of, and Krivsky's rights in connection with, his termination of employment, but now deem it in their best interests to resolve all claims and disputes that the parties may have against each other, including without limitation claims for injury to Krivsky's reputation; and

        WHEREAS, Bird and Krivsky have agreed in principle that in settlement and satisfaction of his asserted rights. Krivsky will receive certain severance payments and certain other benefits in excess of those to which he would be entitled under Bird's standard termination benefit policy, which policy is summarized in a memorandum from Joseph D. Vecchiolla to Krivsky dated July 29, 1994 (the "Termination Memo"), a copy of which is attached hereto as Exhibit 1 and made a part hereof, and that Krivsky will release any and all claims he might otherwise have against Bird relating to his employment and termination of employment;

        NOW, THEREFORE, in consideration of the promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. REVOCATION PERIOD; EFFECTIVE DATE. For a period of seven (7) days following the date that Krivsky executes this Settlement Agreement (the "revocation period"), Krivsky unilaterally may revoke this Settlement Agreement by written notice to Bird, and this Settlement Agreement shall not become effective or enforceable until the expiration of such revocation period; the date on which the revocation period expires without Krivsky having exercised his right to revoke and this Settlement Agreement becomes effective shall be the "Effective Date" of this Agreement. In the event Krivsky exercises his right of revocation during the revocation period, this Settlement Agreement shall immediately terminate, and neither Krivsky nor Bird shall have any rights or obligations under this Agreement. Further, if Krivsky elects to execute this Settlement Agreement within fewer than twenty-one (21) days of the date of its delivery to him, Krivsky hereby warrants and represents that such decision was entirely voluntary and that he has been given the opportunity to consider this Settlement Agreement for the entire twenty-one (21) day period. Krivsky further warrants and represents that he has had the opportunity to consult with his attorney concerning the provisions of this Agreement prior to .executing this Settlement Agreement.

        2. CASH PAYMENTS. Upon the occurrence of the Effective Date, Bird agrees to pay to Krivsky, for a period of twenty (20) weeks, an amount equal to his base salary as in effect immediately prior to his Termination Date, payable biweekly. Said payments will be made from December 9, 1994 through April 14, 1995. The payments described in this Paragraph 2 shall not be required to be reduced or modified in the event Krivsky accepts employment with, or otherwise receives earned income from, a third party prior to completion of all such payments.

        3. LONG TERM INCENTIVE PLAN; ADDITIONAL PAYMENTS. Upon the occurrence of the Effective Date, the parties agree (i) that the payment to Krivsky pursuant the Bird Long Term Incentive Compensation Plan ("LTIP Plan") that became payable on June 28, 1994 is the last payment to which Krivsky shall be entitled under the LTIP Plan; (ii) that the June 2,8, 1994 LTIP Plan payment shall be paid in shares of Bird common stock, except the 25% cash payment to be made pursuant to the first clause of Paragraph 10 of the LTIP Plan; (iii) that Bird shall increase the gross amount of Krivsky's award, payable in cash, by $4,536.00, which amount Bird shall apply directly to satisfy Krivsky's tax withholding obligations with respect to said LTIP Plan payment; (iv) that Krivsky shall pay to Bird in cash all amounts of tax withholding remaining due as a result of (ii) and (iii) above; (v) that Bird shall issue to Krivsky without any payment from Krivsky 15,000 shares of Bird common stock; and (vi) that all remaining shares of Bird common stock held in escrow for Krivsky's benefit under the terms of the LTIP Plan shall be forfeited and shall revert to the Bird treasury.

        4. OPTIONS. Krivsky shall be entitled to exercise any stock options or stock appreciation fights (SARs") issued by Bird and outstanding and exercisable on Krivsky's Termination Date for such period as is permitted under, and otherwise subject to and in accordance with the terms of, the agreements evidencing said options and/or SARS ("options"); in addition, (a) the Board of Directors of Bird (the "Board") has agreed to amend said options and SARs, effective as of the Effective Date, to permit their exercise at any time beginning with Krivsky's termination of employment and ending on December 20, 1994, in substantially the form attached hereto as Exhibit 2; and (b) upon the occurrence of the Effective Date, Krivsky shall have the right, without cost to him, (i) to apply the cash receivable upon simultaneous exercise and sale of shares subject to said options, determined on the basis of a fair market value per share of $8.75, to payment of the exercise price under said options and to receive the net number of shares remaining after said "cashless exercise;" and (ii) to elect that cash (determined on the basis of a fair market value per share of $8.75) be payable in exchange for a sufficient number of said shares to enable him to satisfy his tax withholding obligations, which cash amount Bird shall apply directly to satisfy Krivsky's tax withholding obligations with respect to said option exercise.

        5. DEFERRED COMPENSATION AGREEMENT. Krivsky has elected to, and shall, receive in five approximately equal annual installments such amounts as are credited to him under the terms of the Deferred Compensation Agreement for William A. Krivsky between Krivsky and Bird, effective November 21, 1989, and contributed to the trust (the "Rabbi Trust") established pursuant to the associated Krivsky Trust Agreement, dated November 20, 1989 (together, the "Deferral Agreement"), the first of which installments shall be payable as provided in the amendment to said Deferred Compensation Agreement appended hereto as Exhibit 3. In addition, Krivsky has requested, and the Board has agreed, to amend the terms of said Deferred Compensation Agreement, in the form attached hereto as Exhibit 3, to cause all then remaining benefits under the Deferral Agreement to be paid in a single lump sum as soon as practicable, but in no event later than thirty (30) days, after the occurrence of certain events specified in said amendment.

        6. INDEMNIFICATION; LIABILITY INSURANCE. Upon the occurrence of the Effective Date, Krivsky shall be entitled, with respect to all of his acts and omissions during the period that he was an employee of Bird, to the indemnification rights provided under Bird's by-laws and to coverage under all insurance policies maintained by Bird after the Effective Date providing for liability insurance for present and former officers and directors of Bird.

        7. NO OTHER ADDITIONAL RIGHTS OR BENEFITS. Krivsky acknowledges and agrees that the only rights and benefits to which he is entitled from Bird in connection with his employment with Bird and its affiliates and his termination of such employment are the benefits described in Paragraphs 2 through 6 above and in the Termination Memo, to the extent provided in Paragraph 9, and, except to the extent provided in said Paragraphs and Memo, Krivsky specifically acknowledges and agrees (i) that after the Effective Date he will not make any claims pursuant to any bonus or incentive plans maintained by Bird, the LTIP Plan, any stock options or stock appreciation rights ("SARs") granted by Bird, Bird's Management Incentive Compensation Plan (the "MICP Plan"), Bird's health and life insurance arrangements, or the Deferral Agreement, and (ii) that he hereby waives and surrenders, and will not assert, any claims whatsoever that he may have had pursuant to the letter agreement between Bird and Krivsky dated November 25, 1986, as amended as of May 24, 1990 (the "Parachute Agreement").

        8. RELEASES. Krivsky does hereby remise, release and forever discharge, and by these presents does for himself and his heirs, next of kin, executors, administrators, successors and assigns (collectively, "Krivsky") remise, release and forever discharge Bird Corporation, a Massachusetts corporation, and its affiliates, subsidiaries, parent corporations, partnerships and joint ventures in which Bird is a partner or joint venturer, and its agents, employees, officers, directors, successors and assigns (collectively, "Bird"), jointly and severally, of and from any and all actions, causes of action, suits, debts, controversies, damages, judgments, executions, accounts, loss, claims, demands and liabilities whatsoever, in law or in equity (collectively, "claims"), which against Bird Krivsky ever had, now has or may have for, upon or by reason of any matter, cause or thing, from the beginning of the world to the date of these presents, including, without limiting the generality of the foregoing, any claims whatsoever arising from or related to Krivsky's services as an officer or employee of Bird and the termination thereof, and all claims under the Parachute Agreement.

        This Release includes all claims arising during Krivsky's employment or termination thereof arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin or any other protected characteristic, including, but not limited to, any and all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act and Massachusetts General Laws, Chapter 151B and Chapter 93, and all claims for injury to reputation.

        Nothing contained in this Release shall be construed to be a waiver or a release of Bird with respect to Krivsky's fights to the following:

        a. payment of the amount credited to Krivsky's account prior to his Termination Date pursuant to the Deferral Agreement, which amount is payable from the Rabbi Trust only in accordance with the existing terms and conditions of the Deferral Agreement, as amended to the date hereof, and Paragraph 5 above;

        b. payment under and in accordance with the terms and conditions of the LTIP Plan and Paragraph 3 above of the amount of Krivsky's benefit thereunder that became vested on June 28, 1994;

        c. exercise of any Bird stock options or SARs granted to Krivsky, to the extent they remain outstanding and were exercisable as of the date of Krivsky's termination, in accordance with their terms and Paragraph 4 above;

        d. indemnification and insurance coverage to the extent provided in Paragraph 6 above; or

        e. rights under this Settlement Agreement, and under the Termination Memo to the extent provided in Paragraph 9.

        Bird does hereby remise, release and forever discharge Krivsky of and from any and all actions, causes of action, suits, debts, controversies, damages, judgments, executions, accounts, loss, claims, demands and liabilities whatsoever, in law or in equity (collectively, "claims"), which against Krivsky Bird ever had, now has or may have for, upon or by reason of any matter, cause or thing, from the beginning of the world to the date of these presents, but excluding any claims relating to conduct for which Krivsky would not be entitled to indemnification under Bird's by-laws or that may hereafter arise under this Settlement Agreement or the Termination Memo.

        9. TERMINATION MEMO. The parties agree that the benefits described in the paragraphs of the Termination Memo numbered 1 through 5, 7, 11, and the second sentence of the paragraph numbered 6 on Exhibit 1 have been provided in full and/or are as of the date of this agreement no longer applicable. The parties also agree that the remaining provisions of the Termination Memo shall continue to apply by their terms and are not inconsistent with this Agreement.

        10. PURPOSE AND EXTENT OF AGREEMENT. The execution and delivery of this Settlement Agreement is for the purpose of providing certain benefits to Krivsky that exceed those that would otherwise have been provided pursuant to Bird's standard severance policy and of settling any dispute that has arisen or that might arise between the parties in connection with Krivsky's employment with Bird and/or the termination of Krivsky's employment with Bird; it is not to be construed as an admission of any obligation, liability or wrongdoing of any kind or nature on the part of either of the parties, which the parties expressly deny. Upon the Effective Date, all then outstanding controversies and disputes between Krivsky and Bird shall be deemed to have been settled. Krivsky hereby acknowledges that after the Effective Date he will not make claims pursuant to any plan, program or policy of Bird, except to the extent and in the manner provided under the terms of this Settlement Agreement.

        11. BINDING EFFECT. This Settlement Agreement shall be binding upon and inure to the benefit of Bird and its affiliates, subsidiaries, parent corporations, partnerships and joint ventures in which Bird is a partner or joint venturer, and its agents, employees, officers, directors, successors and assigns, and Krivsky and his heirs, next of kin, executors, administrators, successors and assigns.

        12. AUTHORITY. Bird hereby warrants and represents that its execution of this Settlement Agreement and its performance of its obligations hereunder have been duly authorized by all necessary corporate action and that the Settlement Agreement is valid, binding and enforceable upon Bird in accordance with its terms.


        13. ENTIRE AGREEMENT. This Settlement Agreement and the Exhibits hereto constitute the entire agreement between the panics hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the panics, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof; provided, however, that the parties understand and agree that this Settlement Agreement shall not supersede the terms and conditions of the instruments referred to in subparagraphs (a) through (e) of Paragraph 8 to the extent such terms and conditions are specifically preserved thereunder.

        14. COUNTERPARTS. This Settlement Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

        15. AMENDMENT. This Settlement Agreement may be amended or modified only in writing executed by the parties hereto.

        16. GOVERNING LAW. This Settlement Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

        17. SEVERABILITY. If for any reason any provision of this Settlement Agreement is held invalid, such invalidity shall not affect any other provision of this Settlement Agreement not held so invalid, and each such other provision shall continue in full force and effect.

        IN WITNESS WHEREOF, Bird Corporation and William A. Krivsky have executed this Settlement Agreement as of the day and year first written above.

                                        BIRD CORPORATION



  Attest:__________________________     By:_______________________________
                                           Joseph D. Vecchiolla, President
                                           Dated:


                                        William A. Krivsky



  Witness:_________________________     __________________________________
                                           William A. Krivsky
                                           Dated: 11/25/94

<LOGO>                                                                EXHIBIT 1
BIRD                                                                 MEMORANDUM
CORPORATION____________________________________________________________________

To:      William Krivsky                        From:   Joe Vecchiolla

Subject: Benefits Status at Termination         Date:   7/29/94

TERMINATION DATE:  Your termination date is August 5, 1994.

REGULAR PAY: You will be paid for the two week period through your termination date. As an exempt employee, you will have been paid up through the termination date, August 5, 1994, not a week in arrears, as is printed on the check stub.

VACATION PAY: In accordance with the Company Policy, you have earned nine vacation days for the credited months up to the date of termination. According to the payrol1 records, you have taken one vacation day. Your final pay will be adjusted to provide for the eight vacation days earned, but not taken.

SEPARATION PAY: You are eligible for six weeks of Separation Pay in Lieu of Notice in accordance with Company Policy. Separation Pay in Lieu of Notice payments will he made in the same biweekly schedule your current pay. No deductions other than applicable payroll taxes will be taken from your Separation Pay. Your pay-through date September 16, 1994.

CAR ALLOWANCE: Your car allowance will end with the payment for the month of July which was paid on July 22, 1994.

UNEMPLOYMENT COMPENSATION: You will be eligible to apply for Unemployment Compensation benefits at the end of your Separation pay period. It iS also the Company's right to discontinue Separation Pay in the event you find other employment before the Separation period ends.

GROUP INSURANCE: Your coverages under the BirdFLEX Core and Optional Benefits terminate at the end of August, 1994. Your last deduction for these coverages Will take place with the August 19 pay date.
Your life insurance coverage under the Key Manager Insurance Plan will also terminate on August 31, 1994. You may convert this policy to an indiVidual policy by paying Bird for the cash value of the policy. The approximate cash value is $15,000.

COBRA: You will be notified in writing of your right to continue Medical and Dental Coverages and a Health Care Reimbursement Account under COBRA. If you accept the offer and pay the premiums within the required time frame, you may continue coverages for up to 18 months or until you become covered under another plan.

CONTINUATION OF OTHER COVERAGES:  You may apply to convert Core
Benefit Plane such as Life Insurance and Long Term Disability Plans to individual plans. YoU would purchase coverage directly from

CIGNA. Please contact Sheri Lyons if you have any interest in these conversion options.

BESPSP: At termination, you will no longer be able to defer compensation into the 401(k) plan. You will also be provided with a Request for Distribution package. which will enable you to take a distribution from the Plan. The Distribution package will explain that you may take a taxable distribution from the Plan, or you may roll the proceeds over into an IRA or another company 401(k) plan allowed by that plan). Distributions made directly to an individual will involve mandatory withholding of Federa1 Income Taxes. The Distribution package will also require you to decide whether to take any Company Stock you may own in the Plan as shares or take the distribution as cash. The trustee will process the Request for Distribution on the last day of the month in which your request is received. Valuation of Plan assets, determination of the value of your individual account balance, and processing of the distribution check should normally take approximately 6-8 weeks after the valuation date. Since you are eligible to retire, you may elect to defer your distribution until the end of the year.

COMPANY BASE CONTRIBUTION FOR 1993: The contribution for 1993 will be made to the Trust by September 15, 1994. If you have already taken a distribution, the Trustee will follow the same decisions you made in processing this contribution as were made on the balance of your account.

VESTING: You are 100% vested in all Company Contributions.

If you have any questions or require any assistance, please let me know, or see John Woodlay.

                                                                       EXHIBIT 2

                               PROPOSED VOTE OF
                               BIRD CORPORATION
                              BOARD OF DIRECTORS




VOTED: That, upon the Effective Date under the Settlement Agreement, dated November 25, 1994, between this corporation and William A. Krivsky ("Krivsky"), each of Krivsky's stock option agreements evidencing options granted by this corporation and listed on the attached Exhibit
        A be, and hereby is, amended to permit Krivsky to exercise each of said options during the period commencing with his date of termination and ending on December 20, 1994, subject in all other respects to the terms and provisions of said agreements.

                                 EXHIBIT A TO
                             SETTLEMENT AGREEMENT
                           BETWEEN BIRD CORPORATION
                            AND WILLIAM A. KRIVSKY




                          VESTED OPTIONS OUTSTANDING
                               AND EXERCISABLE
                          THROUGH DECEMBER 20, 1994

                GRANT                         OPTION                            NUMBER OF
                DATE                          PRICE                             OPTIONS
                -----                         ------                            -------
               11/25/86                        $8.000                           20,000
                7/28/87                        $8.875                            3,000
                4/26/88                        $5.000*                           8,000
                                                                                ------
                TOTAL                                                           31,000
                                                                                ======

    *Option also includes Stock Appreciation Rights.


                                                                EXHIBIT 3

                               BIRD CORPORATION
            DEFERRED COMPENSATION AGREEMENT FOR WILLIAM A. KRIVSKY

                                  AMENDMENT

--------------------------------------------------------------------------------

        WHEREAS, Bird Incorporated and William A. Krivsky (the "Executive") entered into a Deferred Compensation Agreement for William A. Krivsky dated February 27, 1987, as amended June 27, 1994 (the "Agreement"); and

        WHEREAS, in connection with a certain Settlement Agreement between Bird Corporation ("Bird") and the Executive of even date herewith Bird and the Executive have agreed to amend the Agreement to provide for an immediate lump sum payment upon the occurrence of certain events;

        NOW, THEREFORE, the Agreement is hereby amended as follows, effective as of the "Effective Date", as defined in said Settlement Agreement:

        Paragraph 5(b) of the Agreement is hereby amended by adding to the end of said paragraph the following:

              Further, in the event that (i) all or substantially all of the assets of either the Vinyl Division of Bird Incorporated or the Roofing Division of Bird Incorporated are sold to a party that is not a parent or subsidiary, direct or indirect ("affiliate"), of Bird or (ii) the currently outstanding indebtedness of Bird and its affiliates to its institutional lenders is refinanced, then the Executive and legal counsel designated by the Executive shall be given prompt written notice of the occurrence of any of the events described in (i) or (ii) and the Executive shall be entitled to elect in writing to receive the full amount then payable from the Executive's Trust Fund in a single lump sum as soon as practicable, but in no event more than thirty (30) days, following such election.

        Paragraph 5(c) of the Agreement is hereby amended by adding to the end of said paragraph the following:

              Notwithstanding the preceding sentence, the first installment payable to the Executive pursuant to his election to receive installments over a five year period shall be paid as soon as practicable after the Effective Date of the Settlement Agreement between the Executive and Bird Corporation, dated November 25, 1994, rather than being payable on January 15, 1995.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the 25th day of November, 1994.



                                        Bird Corporation

                                        By:
                                           -------------------------------
                                           Joseph D. Vecchiolla, President


                                        ----------------------------------
                                        William A. Krivsky

                                W. A. KRIVSKY
            LONG TERM INCENTIVE PLAN DISTRIBUTION AT JUNE 28,1994

CALCULATION OF GROSS INCOME
        19,110 shares @ $8.75                   $167,212.50
        Cash at 25% per 9/15/94 letter            56,135.50
        Additional cash per Agreement              4,536.00
                                                 ----------
          GROSS INCOME (W-2)                    $227,884.00

        Federal Income Tax at 20%                (45,576.80)
        State Income Tax at 5.95%                (13,559.10)
        Medicare at 1.45%                         (3,304.32)
        Other miscellaneous deductions          (165,443.78)
                                                 ----------
          NET PAY DUE KRIVSKY                   $     -0-
                                                 ==========

 NOTE: W.A. Krivsky owes Bird $1,768.72 in excess withholdings since the cash portion of this distribution was less than the tax withholding.